Exhibit 10.5
FORM OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of [GRANT_DATE] (the “Grant Date”) by and between WillScot Mobile Mini Holdings Corp., a Delaware corporation (the “Company”), and [PARTICIPANT_NAME] (the “Participant”). This Agreement is being entered into pursuant to the WillScot Mobile Mini Holdings Corp. 2020 Incentive Award Plan (the “Plan”). Capitalized terms used in this Agreement but not defined herein will have the meaning ascribed to them in the Plan.
1.Grant of Restricted Stock Units. Pursuant to Section 9 of the Plan, the Company hereby issues to the Participant on the Grant Date an Award consisting of a target number of [NUMBER] Restricted Stock Units (such target number of Restricted Stock Units, as may be adjusted, as described in this Agreement, the “Restricted Stock Units”). The actual number of Restricted Stock Units that shall vest and become unrestricted shall be determined in accordance with Section 3 hereof. Each Restricted Stock Unit represents the right to receive one Common Share, subject to the terms and conditions set forth in this Agreement and the Plan. The Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
2.Consideration. The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Participant to the Company.
3.Performance-Based Vesting. Except as otherwise provided herein or in the Plan, provided that the Participant remains in continuous service through the third anniversary of the Grant Date (the “Vesting Date”), the Restricted Stock Units shall vest and become unrestricted based on the attainment of the performance conditions set forth in Exhibit A attached hereto. The period during which restrictions apply, the “Restricted Period.” Once vested, the Restricted Stock Units shall become “Vested Units.”
4.Termination of Service/Employment. Notwithstanding any provision of this Agreement or the Plan to the contrary, if the Participant’s employment or service terminates for any reason at any time before the Vesting Date, the Participant’s Restricted Stock Units shall be automatically forfeited upon such termination of employment or service and neither the Company nor any Affiliate shall have any further obligations to the Participant under this Agreement; provided, however, that if the Participant experiences a Qualifying Termination on or within the 12-month period following the consummation of the Change in Control, any Restricted Period in effect on the date of such Qualifying Termination shall expire as of such date and the Restricted Stock Units shall vest in accordance with the provisions of Exhibit A attached hereto.
5.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Participant and all of the Participant’s rights to such units shall immediately terminate without any payment or consideration by the Company.
6.Rights as Shareholder. The Participant shall not have any rights of a shareholder with respect to the Common Shares underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such Common Shares. Upon and following the settlement of the Restricted Stock Units, the Participant shall be the record owner of the Common Shares underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).
7.Settlement of Restricted Stock Units. Promptly upon the expiration of the Restricted Period, and in any event no later than March 15th of the calendar year following the calendar year in which the Restricted Period ends, the Company shall (a) issue and deliver to the Participant, or his or her beneficiary, without charge, the number of Common Shares equal to the number of Vested Units, and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Common Shares delivered to the Participant; provided, however, that the Committee may, in its sole discretion elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of the Restricted Stock Units or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to the Restricted Stock Units, less an amount equal to any required tax withholdings. Notwithstanding the foregoing, if the Participant is subject to Canadian income tax, then the Participant’s Vested Units may only be settled in Common Shares, and neither the Committee nor any other person shall have the discretion to elect to pay any portion of the Vested Units in cash.
8.No Rights to Continued Service/Employment. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an employee, consultant or director of the Company or any Affiliate. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or an Affiliate to terminate the Participant’s employment or service with the Company or an Affiliate at any time, with or without Cause.
9.Adjustments. In the event of any change to the outstanding Common Shares or the capital structure of the Company (including, without limitation, a Change in Control), if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by Section 12 of the Plan.
10.Beneficiary Designation. The Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to his or her rights under this Agreement and the Plan, if any, in case of his or her death, in accordance with Section 16(f) of the Plan.
11.Tax Liability and Withholding.
11.1The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes in accordance with Section 16(c) of the Plan. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means of the Plan, (a) tendering a cash payment, (b) authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Participant as a result of the vesting of the Restricted Stock Units (provided, however, that no Common Shares shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law), or (c) delivering to the Company previously owned and unencumbered Common Shares.

11.2Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.
12.Compliance with Law. The issuance and transfer of Common Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Shares may be listed. No Common Shares shall be issued pursuant to Restricted Stock Units unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the Common Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.
13.Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Vice President — Human Resources of the Company at its principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
14.Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles.
15.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
16.Participant Bound by Plan. This Agreement is subject to all terms and conditions of the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
17.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.
18.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
19.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.
20.Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel Restricted Stock Units, prospectively or retroactively; provided that no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.
21.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
22.No Impact on Other Benefits. The value of the Participant’s Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
23.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
24.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such vesting, settlement or disposition.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WILLSCOT MOBILE MINI HOLDINGS CORP.
By:
Name: Hezron T. Lopez
Title: Chief Human Resources Officer

By:
Name: Title:

Exhibit A
1.Purpose. In accordance with Section 3 of the Agreement, the number of the Restricted Stock Units that shall be become vested and unrestricted on the Vesting Date shall be based on the attainment of the Performance Goals during the Performance Period specified in this Exhibit. Any capitalized terms used herein but not defined in the Agreement or the Plan shall have the meaning ascribed to them in Section 2 below.
2.Definitions.
For purposes of this Exhibit:
2.1“Performance Goals” shall mean the performance-based vesting conditions applicable to the Restricted Stock Units set forth in Section 3.1 below.
2.2“Performance Period” shall mean the three-year period commencing on the Grant Date and ending on the third Anniversary of the Grant Date.
2.3“S&P 400 Group” shall mean the companies that comprise the S&P 400 Index on the Grant Date, adjusted to reflect any such companies which are removed from the S&P 400 Group as of the last day of the Performance Period in accordance with this Section 2.3. Companies shall be removed from the S&P 400 Group if, during the Performance Period, any such company (i) is acquired by another company (whether by a peer company or otherwise) or (ii) ceases to be listed on a national stock exchange or other applicable market system. For the avoidance of doubt, a Company shall not be removed from the S&P 400 Group if, during the Performance Period, the company (x) leaves the S&P 400 Index but continues to be publicly traded or (y) files for bankruptcy protection under any chapter of the U.S. Bankruptcy Code; provided, however, that in the event such a company files for bankruptcy, its rTSR (as defined below) shall be adjusted to negative one hundred percent (-100%).
2.4“rTSR” shall mean total shareholder return as determined by the Committee for the Performance Period for the Company and each other company in the S&P 400 Group based on the stock price appreciation from the beginning to the end of the Performance Period, plus dividends paid or declared (assuming such dividends are reinvested in the common stock of the Company or any company in the S&P 400 Group). For purposes of computing the rTSR for the Company and each company in the S&P 400 Group, the stock price at the beginning and the end of the Performance Period shall be based on the 90-day average closing stock price on each of the 90 consecutive trading days immediately preceding and ending on and including the first day or last day of the Performance Period, as applicable, adjusted as necessary under Section 2.3.
2.5“rTSR Percentile Ranking” shall mean the percentile performance of the rTSR of the Company relative to the rTSR for the companies in the S&P 400 Group determined by the Committee for the Performance Period.
3.Performance-Based Vesting Conditions.
3.1The number of the Restricted Stock Units that shall vest shall be determined based on the Company’s rTSR Percentile Ranking as compared against the rTSR for the companies comprising the S&P 400 Group, measured as of the end of the Performance Period, based on following Performance Goals:
Company rTSR Percentile Ranking Against S&P 400 Group

Company rTSR Percentile Ranking as Compared to S&P 400 Group	Vesting Percentage
>85th Percentile	200%
85th Percentile	200% (Maximum)
50th Percentile	100% (Target)
25th Percentile	50% (Threshold)
<25th Percentile	0%
Payout for performance between goals shall be determined based on linear interpolation. The total number of Restricted Stock Units eligible to vest, in accordance with the table above, is between 0% - 200% (the minimum number of Restricted Stock Units that may be earned is zero while the maximum number is 200% of target). No Restricted Stock Units shall be earned if the Company’s rTSR Percentile Ranking is below the 25th percentile and the maximum number of Restricted Stock Units that may be earned shall be capped at 200% of the target number even if the Company’s rTSR Percentile Ranking exceeds the 85th percentile; provided, however, that if the Company’s rTSR Percentile Ranking exceeds the 50th percentile but is negative, the maximum number of Restricted Stock Units that may be earned shall be capped at 100% of the target number.
3.2The Committee shall determine, as soon as reasonably practicable, but in any event within sixty (60) days, after the end of the Performance Period, the attainment level of the Performance Goals and the applicable number of the Restricted Stock Units that shall become Vested Units. Any Restricted Stock Units that do not become Vested Units as of the Vesting Date shall be forfeited. Any Vested Units shall be settled in accordance with Section 7 of the Agreement.
4.Effect of a Change in Control. Notwithstanding any provision of the Agreement or this Exhibit to the contrary, in the event of a Change in Control during the Performance Period the Restricted Stock Units shall be treated as follows:
4.1Change in Control during First Year of Performance Period. In the event of a Change in Control (and subject to the Participant’s being in the employ of the Company, its Subsidiaries or any other affiliate as of the date of the Change in Control) during the first year of the Performance Period, the target number of the Restricted Stock Units shall automatically convert into, and represent the right to receive, an equivalent number of time-based Restricted Stock Units which will continue to vest but without regard to the achievement of any Performance Goals.
4.2Change in Control after First Year of Performance Period. In the event of a Change in Control (and subject to the Participant’s being in the employ of the Company, its Subsidiaries or any other affiliate as of the date of the Change in Control) after the first year of the Performance Period, the number of Restricted Stock Units deemed earned, based on the Company’s actual performance determined under Section 3.1 as of the Change in Control date, shall automatically convert into, and represent the right to receive, an equivalent number of time-based Restricted Stock Units which will continue to vest but without regard to the achievement of any Performance Goals.
4.3Accelerated Vesting if Awards Not Assumed. In the event of a Change in Control (and subject to the Participant’s being in the employ of the Company, its Subsidiaries or any other affiliate as of the date of the Change in Control), if the successor company does not equitably assume, continue or substitute outstanding Awards in connection with the Change in Control, the Restricted Stock Units (for the avoidance of doubt, in the case of Restricted Stock Units based on Sections 4.1 or 4.2 above) shall become fully vested as of the date of the Change in Control and the Participant shall be eligible to receive (at the same time and in the same form) the equivalent per share consideration offered to common shareholders generally.
4.4“Double-Trigger” Vesting for Assumed Awards. To the extent the successor company does equitably assume, continue or substitute outstanding Awards, the Restricted Stock Units (for the avoidance of doubt, in the case of Restricted Stock Units based on Sections 4.1 or 4.2 above) shall continue to vest but without regard to the achievement of any Performance Goals; provided, however, that if the Participant experiences a Qualifying Termination, such Restricted Stock Units shall become fully vested as of the date of such Qualifying Termination.